                                     EXHIBIT 4(b)


                              GROUP ANNUITY CERTIFICATE

                                            Keyport
                                            Life Insurance Company
                                            ---------------------------
                                            ---------------------------
                                            Providence, Rhode Island




                 SINGLE PREMIUM DEFERRED MODIFIED GUARANTEED ANNUITY
                              GROUP ANNUITY CERTIFICATE
                                  NON-PARTICIPATING


MVA(1)/CERT

                                            Keyport
                                            Life Insurance Company
                                            ---------------------------
                                            ---------------------------
                                            A Stock Company


In this Certificate, Keyport Life Insurance Company is referred to as "We," "Us," "Our," or the "Company." "You" and "Your" refer to the Certificate Owner.

This Certificate describes the benefits and provisions of the Group Contract. The Group Contract, as issued to the Group Contract Owner by Us with any riders or endorsements, alone makes up the agreement under which benefits are paid. The Group Contract may be inspected at the office of the Group Contract Owner. In consideration of any application for this Certificate and the payment of the Single Premium, We agree, subject to the terms and conditions of the Group Contract, to provide the benefits described in this Certificate to the Certificate Owner.

If this Certificate is In Force on the Income Date, We will begin making income payments to the Annuitant. We will make such payments according to the terms of the Certificate and Group Contract.

RIGHT TO EXAMINE CERTIFICATE: You may return this Certificate to Us or the agent through whom You purchased it within 10 days after You receive it. If so returned, We will treat the Certificate as though it were never issued. Upon receipt We will promptly refund the Single Premium.
                           READ THIS CERTIFICATE CAREFULLY.







                Secretary                                   President




                 SINGLE PREMIUM DEFERRED MODIFIED GUARANTEED ANNUITY
                              GROUP ANNUITY CERTIFICATE
                                  NON-PARTICIPATING

VALUES PROVIDED BY THIS CERTIFICATE ARE SUBJECT TO A MARKET VALUE ADJUSTMENT, THE OPERATION OF WHICH MAY RESULT IN UPWARD OR DOWNWARD ADJUSTMENTS IN AMOUNTS TRANSFERRED AND AMOUNTS PAID (INCLUDING WITHDRAWALS, SURRENDERS, DEATH BENEFITS, AND AMOUNTS APPLIED TO PURCHASE ANNUITY PAYMENTS) TO A CERTIFICATE OWNER OR OTHER PAYEE. PAYMENTS MADE FROM ACCOUNT VALUES THAT ARE WITHIN THE WINDOW PERIOD ARE NOT SUBJECT TO THE MARKET VALUE ADJUSTMENT.

MVA(1)/CERT                                                               Page 1

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                                  TABLE OF CONTENTS


                                                                            Page
Right to Examine Certificate.................................................1
Definitions..................................................................2
Certificate Schedule.........................................................3
General Provisions...........................................................7
The Accounts................................................................11
The Interest Accounts.......................................................11
The Indexed Accounts........................................................12
Calculation of Values.......................................................13
Market Value Adjustment.....................................................14
Transfers.................................................................. 16
Withdrawals and Surrender.................................................. 17
Death Provisions........................................................... 18
Annuity Provisions......................................................... 19
Endorsements (if any) are before page...................................... 23


                                     DEFINITIONS

ACCOUNT: An Indexed Account or Interest Account.

ACCOUNT ANNIVERSARY: An anniversary of the most recent Reset Date for an Account.

ACCOUNT VALUE: Indexed Account Value or Interest Account Value, whichever is applicable. These are defined in the Calculation of Values provision.

ACCOUNT YEAR: The first Account Year is the annual period which begins on the most recent Reset Date for an Account. Subsequent Account Years begin on each Account Anniversary.

ADJUSTED ACCOUNT VALUE: The Account Value, plus or minus any applicable Market Value Adjustment.

ADJUSTED CERTIFICATE VALUE: The Certificate Value multiplied by the ratio of the Adjusted Account Value to the Account Value.

ANNUITANT: The natural person on whose life Annuity Payments are based, and to whom any Annuity Payments will be made starting on the Income Date.

ANNUITY OPTIONS:  Options available for Annuity Payments.

                           (Definitions continue on page 5)

MVA(1)/CERT                                                               Page 2

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                            KEYPORT LIFE INSURANCE COMPANY
                          125 HIGH STREET, BOSTON, MA 02110

                Modified Guaranteed Annuity - The Certificate Schedule

GROUP CONTRACT OWNER         [Keyport Insurance Trust]
GROUP CONTRACT NUMBER        [123455]
CERTIFICATE NUMBER           [667788]
CERTIFICATE OWNER            [John Q. Public]
JOINT CERTIFICATE OWNER      [Jane Q. Public]
CERTIFICATE OWNER DOB        [January 1, 1940]
JOINT CERTIFICATE OWNER DOB  [February 29, 1940]
ANNUITANT                    [Thomas Doe]
ANNUITANT DOB                [November 22, 1960]
CERTIFICATE ISSUE DATE       [November 1, 1995]
INCOME DATE                  [January 1, 2025]
SINGLE PREMIUM               [$10,000]

SURRENDER CHARGE

No surrender charge is imposed during the Certificate Year preceding the Income Date or during the Window Period for an Account. After the Window Period, at the time of each partial withdrawal or at total surrender a surrender charge is deducted from the amount payable. The surrender charge is a percentage of: in the case of a partial withdrawal, the partial withdrawal amount before any applicable Market Value Adjustment, less any amount excluded from surrender charges by the Partial Withdrawals provision; and in the case of a total surrender, the Account Value less any amount excluded from surrender charges by the Surrender provision. The surrender charge will not be more than [10%].

The surrender charge depends on the Term and number of years remaining until the end of the Term. The number of years remaining is rounded up to the next whole number and used to look up the surrender charge percentage in the following table:


                                Term (Length in Years)
Years        [10   9    8    7    6    5    4    3    2]   1
Remaining
1            [1%   1%   1%   1%   1%   1%   1%   1%   1%   1%]
[2            2    2    2    2    2    2    2    2    2]
[3            3    3    3    3    3    3    3    3]
[4            4    4    4    4    4    4    4]
[5            5    5    5    5    5    5]
[6            6    6    6    6    6]
[7            7    7    7    7]
[8            7    7    7]
[9            7    7]
[10           7]


If a Term length different from those above is ever offered by Us and selected by You, We will

MVA(1)/CERT                                                               Page 3


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inform You in writing of the surrender charge percentages for that Term.

TRANSFER CHARGE

Currently none, however, We reserve the right to charge [$25] for a transfer if You make more than [4] transfers per Certificate Year.

INDEX

[The Standard & Poor's 500 Composite Stock Price Index. "Standard & Poor's 500" is a trademark of McGraw-Hill, Inc. and has been licensed for use by Keyport Life Insurance Company. This annuity is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing the annuity.]

SINGLE PREMIUM ALLOCATION

Currently, Certificate Owners can select among Interest Accounts with Terms of [1-10] years and Indexed Accounts with Terms of [1-10] years. Your Single Premium has been invested for the initial Term in:

[an Indexed Account with a Term of [1] year(s), a Participation Rate of [80%], a Floor of [0%], and a Cap of [12%]].

[an Interest Account with a Term of [1] year(s) and an interest rate of [3%] per year].

The Scaling Factor for Indexed Accounts is [1] for a 3-year Term and [1] for a 10-year Term, and is calculated by straight line interpolation for Terms of 4-9 years.

PARTIAL WITHDRAWALS

Minimum withdrawal amount: [$300], unless the withdrawal is made pursuant to Our systematic withdrawal program, in which case the minimum withdrawal is [$100].

Minimum Account Value which must remain after a partial withdrawal:  [$2,500].

Partial Withdrawal Percentage: [10%]

MVA(1)/CERT                                                               Page 4

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                               DEFINITIONS (Continued)

ANNUITY PAYMENTS: The series of payments made to the Annuitant, starting on the Income Date, under the Annuity Option selected.

ANNUITY PERIOD: The period after the Income Date during which Annuity Payments are made.

ANNUITY VALUE: The greater of: (a) the Adjusted Account Value; and (b) the Adjusted Certificate Value.

BENEFICIARY: The person(s) or entity(ies) who controls the Certificate if any Certificate Owner dies before the Income Date.

CAP: The maximum percentage by which an Indexed Account will be increased for a Term. We will declare the Cap for an Indexed Account at each Reset Date on a basis which does not discriminate unfairly within any class of Certificates.

CERTIFICATE: The document issued to a Certificate Owner to evidence a Certificate Owner's participation under the Group Contract. The Certificate summarizes the benefits and provisions of the Group Contract.

CERTIFICATE ANNIVERSARY:  An anniversary of the Certificate Issue Date.

CERTIFICATE ISSUE DATE: The date a Certificate is issued to a Certificate Owner. The Certificate Issue Date is shown on the Certificate Schedule.

CERTIFICATE OWNER: The person who owns a Certificate under the Group Contract. Any Joint Certificate Owners and the Certificate Owner own the Certificate equally with rights of survivorship.

CERTIFICATE VALUE: As defined in the Calculation of Values provision.

CERTIFICATE WITHDRAWAL VALUE: The greater of: (a) the Adjusted Account Value less any applicable surrender charges; and (b) the Adjusted Certificate Value.

CERTIFICATE YEAR: The first Certificate Year is the annual period which begins on the Certificate Issue Date. Subsequent Certificate Years begin on each Certificate Anniversary.

FIXED ANNUITY: An annuity with a series of payments made during the Annuity Period which are guaranteed as to dollar amount by Us.

FLOOR: The minimum percentage by which an Indexed Account will be increased for a Term. The Floor will never be less than 0%. We will declare the Floor for an Indexed Account at each Reset Date on a basis which does not discriminate unfairly within any class of Certificates.

MVA(1)/CERT                                                               Page 5

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GENERAL ACCOUNT:  Our general investment account which contains all of Our assets except those in separate accounts.

GROUP CONTRACT OWNER: The person or entity to which the Group Contract is issued.

GUARANTEED INTEREST RATE: The effective annual interest rate which We will credit for a specified Term.

INCOME DATE: The date on which Annuity Payments begin. The Income Date is shown on the Certificate Schedule.

INDEX: The Index shown on the Certificate Schedule. If the publication of the Index is discontinued, or the calculation of the Index is changed substantially, We will substitute a suitable index and notify You.

INDEXED ACCOUNT: An account for which We calculate values depending on increases in an Index.

INTEREST ACCOUNT: An account to which We credit a specified and guaranteed rate of interest.

IN FORCE: The status of a Certificate before the Income Date so long as it has not been totally surrendered and there has not been a death of a Certificate Owner or Joint Certificate Owner that will cause the Certificate to end within five years of the date of death.

OFFICE:  Our executive office shown on the Certificate Schedule.

PARTICIPATION RATE: The percentage of the increase in the Index used to calculate the Index Increase for an Indexed Account for a Term. We will declare the Participation Rate for an Indexed Account at each Reset Date on a basis which does not discriminate unfairly within any class of Certificates.

PERSON: A human being, trust, corporation, or any other legally recognized entity.

RESET DATE: The date that an amount is allocated to an Account is the first Reset Date for that Account. The start of the next Term is the next Reset Date for that Account.

SINGLE PREMIUM: The payment made by or on behalf of a Certificate Owner with respect to a Certificate.

TERM: A specific number of years for which the Company agrees to credit a particular effective annual rate of interest to an Interest Account, or to apply a particular Participation Rate, Cap, and Floor to an Indexed Account.

TRANSFER WINDOW - The first 10 calendar days after the end of each full Term.

WE, US, OUR:  Keyport Life Insurance Company.

MVA(1)/CERT                                                               Page 6

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WINDOW PERIOD - The first 30 calendar days after the end of each full Term.

WRITTEN REQUEST: A request in writing, in a form satisfactory to Us, and received by Us at Our Office.

YOU, YOUR:  The Certificate Owner and any Joint Certificate Owners.

                                  GENERAL PROVISIONS

SINGLE PREMIUM

The Single Premium is due on the Certificate Issue Date. It must be paid at Our Office in United States currency. Coverage under a Certificate does not take effect until We have accepted the Single Premium during Your lifetime.

ALLOCATION OF SINGLE PREMIUM

Your Single Premium is allocated to one of the Accounts in accordance with the selections made by You at the Certificate Issue Date. Allocation of Your Single Premium is subject to the terms and conditions imposed by Us.

THE CONTRACT

The Group Contract, including the application, if any, and any attached rider or endorsement constitute the entire contract between the Group Contract Owner and Us. All statements made by the Group Contract Owner, any Certificate Owner or any Annuitant will be deemed representations and not warranties. No such statement will be used in any contest unless it is contained in the application signed by the Group Contract Owner or in a Certificate Enrollment Form signed by the Certificate Owner, a copy of which has been furnished to the Certificate Owner, the Beneficiary or the Group Contract Owner.

Only Our President or Secretary may agree to change any of the terms of the Group Contract or a Certificate. Any changes must be in writing. Any change to the terms of a Certificate must be with Your consent, unless provided otherwise by the Group Contract and the Certificate.

To assure that the Group Contract and the Certificate will maintain their status as an annuity under the Internal Revenue Code, We reserve the right to change the Group Contract and any Certificate issued thereunder to comply with future changes in the Internal Revenue Code, any regulations or rulings issued thereunder, and any requirements otherwise imposed by the Internal Revenue Service. The Group Contract Owner and the affected Certificate Owner will be sent a copy of any such amendment.


MVA(1)/CERT                                                               Page 7

CERTIFICATE OWNER

You are the Certificate Owner of this Certificate. You have all rights and may receive all benefits under a Certificate. A Certificate Owner is the person designated as such on the Certificate Issue Date, unless changed. You may exercise all rights of this Certificate while it is In Force, subject to the rights of (a) any assignee under an assignment filed with Us, and (b) any irrevocably named Beneficiary.

JOINT CERTIFICATE OWNER

A Certificate can be owned by Joint Certificate Owners. Upon the death of any Certificate Owner or Joint Certificate Owner, the surviving owner(s) will be the primary Beneficiary(ies). Any other beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in a Written Request filed with Us.

ANNUITANT

The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated by You at the Certificate Issue Date, unless changed prior to the Income Date. Any change of Annuitant is subject to Our underwriting rules then in effect. The Annuitant may not be changed in a Certificate which is owned by a non-natural person. You may name a Contingent Annuitant. The Contingent Annuitant becomes the Annuitant if the Annuitant dies while this Certificate is In Force. If the Annuitant dies and no Contingent Annuitant has been named, We will allow You sixty days to designate someone other than Yourself as Annuitant. You will be the Contingent Annuitant unless You name someone else. If the Certificate is owned by a non-natural person, the death of the Annuitant will be treated as the death of the Certificate Owner and a new Annuitant may not be designated.

BENEFICIARY

The Beneficiary is the person who controls the Certificate if any Certificate Owner dies prior to the Income Date. If the Certificate is owned by Joint Certificate Owners, upon the death of any Certificate Owner or Joint Certificate Owner, the surviving owner(s) will become the primary Beneficiary. Any other beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in a Written Request filed with Us. If You name more than one Person as primary Beneficiary or as Contingent Beneficiary, and do not state otherwise on the application or in a Written Request to Us, any non-survivors will not receive a benefit. The survivors will receive equal shares. Subject to the rights of any irrevocable Beneficiary(ies), You may change primary or contingent Beneficiary(ies). A change must be made by Written Request and will be effective as of the date the Written Request is signed. We will not be liable for any payment We make or action We take before We receive the Written Request.

GROUP CONTRACT OWNER

The Group Contract Owner has title to the Group Contract. The Group Contract and any amount

MVA(1)/CERT                                                               Page 8
accumulated under any Certificate are not subject to the claims of the Group Contract Owner or any of its creditors. The Group Contract Owner may transfer ownership of this Group Contract. Any transfer of ownership terminates the interest of any existing Group Contract Owner. It does not change the rights of any Certificate Owner.

CHANGE OF CERTIFICATE OWNER, BENEFICIARY OR CONTINGENT ANNUITANT

While this Certificate is In Force, You may by Written Request change the primary Certificate Owner, Joint Certificate Owner, primary Beneficiary, Contingent Beneficiary, Contingent Annuitant, or in certain instances, the Annuitant. An irrevocably named Person may be changed only with the written consent of such Person. The change will be effective, following Our receipt of the Written Request, as of the date the Written Request is signed. The change will not affect any payments We make or actions We take prior to the time We receive the Written Request.

ASSIGNMENT OF THE CERTIFICATE

You may assign this Certificate at any time while it is In Force. The assignment must be in writing and a copy must be filed at Our Office. Your rights and those of any revocably named Person will be subject to the assignment. An assignment will not affect any payments We make or actions We take before We receive the assignment. We are not responsible for the validity of any assignment.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant or any payee has been misstated, We will compute the amount payable based on the correct age and sex. If Annuity Payments have begun, any underpayment(s) that have been made will be paid in full with the next Annuity Payment. Any overpayment, unless repaid to Us in one sum, will be deducted from future Annuity Payments otherwise due until We are repaid in full.

NON-PARTICIPATING

This Certificate does not participate in Our divisible surplus.

EVIDENCE OF DEATH, AGE, SEX OR SURVIVAL

If a Certificate provision relates to the death of a natural Person, we will require proof of death before We will act under that provision. Proof of death shall be: (a) a certified death certificate; or (b) a certified decree of a court of competent jurisdiction as to the finding of death; or (c) a written statement by a medical doctor who attended the deceased; or (d) any other document constituting due proof of death under applicable state law. If Our action under a Certificate provision is based on the age, sex, or survival of any Person, We may require evidence of the particular fact before we act under that provision.

MVA(1)/CERT                                                               Page 9

PROTECTION OF PROCEEDS

No Beneficiary or payee may commute or assign any payments under a Certificate before they are due. To the extent permitted by law, no payments shall be subject to the debts of any Beneficiary or payee or to any judicial process for payment of those debts.

REPORTS

We will send Certificate Owners a report that shows the Account Value, the Certificate Withdrawal Value, the Market Value Adjustment used to determine the Certificate Withdrawal Value, and any surrender charge, at least once each Certificate Year. We will send any other reports that may be required by law.

TAXES

Any taxes paid to any governmental entity relating to a Certificate will be deducted from the Single Premium or Account Value. We may, in Our sole discretion, delay the deduction until a later date, including the Income Date. By not deducting tax payments at the time of Our payment, We do not waive any right We may have to deduct amounts at a later date. We will, in Our sole discretion, determine when taxes relate to a Certificate. We will deduct from any payment under this Certificate any withholding taxes required by applicable law.

REGULATORY REQUIREMENTS

All values payable under a Certificate will not be less than the minimum benefits required by the laws and regulations of the states in which the Certificate is delivered.

THE SEPARATE ACCOUNT

Separate Account C is a nonunitized separate account organized under and governed by the laws of the State of Rhode Island, Our state of domicile. The Separate Account consists of assets set aside by Us, which are kept separate from Our general assets and all other separate account assets We maintain. We own the assets of the Separate Account. Subject to applicable law, We have sole discretion over investment of assets in the Separate Account.

We may transfer to Our General Account assets which exceed the reserves and other liabilities of the Separate Account. Income and realized and unrealized gains or losses from assets in the Separate Account are credited to or charged against the account without regard to other income, gains or losses in Our other investment accounts.

Our obligations under (and the values and benefits under) the Certificates do not vary as a function of the investment performance of the Separate Account. Certificate Owners, Beneficiaries and payees with rights under a Certificate do not participate in the investment gains or losses of the assets of the Separate Account. We retain the risk that the value of the assets in the Separate Account may fall

MVA(1)/CERT                                                              Page 10

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below the reserves and other liabilities that it must maintain in connection with its obligations under the Certificates. In such an event, the Company will transfer assets from its General Account to the Separate Account to make up the difference.

The Separate Account is not registered as an investment company under the Investment Company Act of 1940.

                                     THE ACCOUNTS

The Single Premium may be allocated to, and transfers of Account Value may be made to, one of the Accounts. We will allocate the Single Premium to the Account You select based on Your allocation instructions (as stated on the Certificate
Date).

A Term begins on the date as of which the Single Premium is allocated or an amount is transferred to the Account and ends when the number of years in the Term elected has elapsed. The last day of the Term is the expiration date for that Term. Subsequent Terms begin on the first day following the expiration date of a previous Term (the Reset Date).

We will notify You in writing at least 30 days prior to the expiration date of any Term. A new Term of the shortest duration We then offer for the expiring Account will commence automatically on the Reset Date unless We receive Your Written Request prior to the start of the new Term of Your election of a different Term from among those being offered by Us at that time, or instructions to transfer the expiring Account Value to another Account. A new Term cannot be longer than the number of years remaining until the Income Date. If less than one year is remaining, the new Term will automatically be the one-year Interest Account.

If an Account Value is surrendered, withdrawn, transferred, or applied to an Annuity Payment Option prior to the expiration of the Term, the Account Value is subject to a Market Value Adjustment, as described below.

To the extent permitted by law, We reserve the right at any time to offer Terms that differ from those available when Your Certificate was issued. We also reserve the right, at any time, to stop accepting Single Premium allocations, transfers of Account Value, or subsequent Term renewals to a particular Term. Since the specific Terms available may change periodically, please contact Us to determine the Terms currently being offered.

                                THE INTEREST ACCOUNTS

Through the Interest Accounts, We offer specified effective annual rates of interest (Guaranteed Interest Rates) that are available for specified periods of time (Terms) selected by You. Although the Guaranteed Interest Rate may differ among Terms, it will never be less than 3% per year. The applicable Guaranteed Interest Rate does not change during a Term.

Allocations of the Single Premium and transfers to the Interest Accounts may have different applicable

MVA(1)/CERT                                                              Page 11

Guaranteed Interest Rates depending on the timing of such allocations or transfers. We reserve the right to offer a different Guaranteed Interest Rate to allocations than to transfers.

If the allocated or transferred amount remains in the Interest Account until the end of the applicable Term, its value will be equal to the amount originally allocated or transferred plus all interest credited to the Interest Account less all amounts withdrawn from the Interest Account. Interest is credited daily at a rate which, compounded, equals an effective annual rate equal to the Guaranteed Interest Rate.

Our notice to You of the expiration of a Term will contain information about the then currently available Terms.

                                 THE INDEXED ACCOUNTS

Through the Indexed Accounts, We offer participation in increases in a specified Index. The participation is determined based on a formula with specified parameters (the Participation Rate, Cap, and Floor) that are available for specified periods of time (Terms) selected by You. The rate at which the value of an Indexed Account grows depends on changes in the Index on which it is based, as well as its Cap, Floor, and Participation Rate. The Participation Rate, Cap, and Floor may differ among Terms. However, the applicable Participation Rate, Cap, and Floor do not change during a Term.

Allocations of the Single Premium and transfers of Account Value to the Indexed Accounts may have different applicable Participation Rates, Caps, and Floors depending on the timing of such allocations or transfers. We reserve the right to offer a different Participation Rate, Cap, and Floor to allocations than to transfers.

If the allocated or transferred amount remains in the Indexed Account until the end of the applicable Term, its value will be equal to the amount originally allocated or transferred plus all Index Increases made to the Indexed Account (including End of Term Increases) less all amounts withdrawn from the Indexed Account.

Our notice to You of the expiration of a Term will contain information about the then currently available Terms.

INDEX INCREASES

We will calculate the Index Increase for an Indexed Account at each Account Anniversary after the Reset Date using the Index and the Participation Rate, subject to the Cap and Floor. We use an Index growth percentage in calculating the Index Increase. This Index growth percentage can be no more than the Cap and no less than the Floor for Your current Term.

Subject to these maximum and minimum limits, the growth percentage on each Account Anniversary within a Term equals:

A x (B - C)/C

MVA(1)/CERT                                                              Page 12
where:

"A" is the Participation Rate for the Indexed Account;

"B" is the highest value of the Index on any Account Anniversary during the Term (including the start of the Term and the current Account Anniversary); and

"C" is the value of the Index at the previous Reset Date.

The Index Increase on each Account Anniversary within a Term equals:

(D x E) - F

where:

"D" is the Index growth percentage on the current Account Anniversary (see above);

"E" is the smallest of the Account Value on the most recent Reset Date and the Account Value (prior to crediting of any Index Increases) on any Account Anniversary during the Term (including the current Account Anniversary); and

"F" is the sum of all prior Index Increases for the Indexed Account during the Term.

The Index Increase cannot be less than zero. If the Index Increase is greater than zero we will increase the Indexed Account Value by the Index Increase.

END OF TERM INCREASE

If at the end of a Term the Indexed Account Value, after making any Index Increases, is less than the Certificate Value, the End of Term Increase will equal the excess of the Certificate Value over the Indexed Account Value.

                                CALCULATION OF VALUES

INTEREST ACCOUNT VALUE

The value of an Interest Account at any time is equal to:

    (a)  all allocations and transfers to the Interest Account; plus
    (b) all interest credited to the Interest Account at the Guaranteed Interest Rate; less
    (c)  all amounts transferred or withdrawn from the Interest Account.

INDEXED ACCOUNT VALUE


MVA(1)/CERT                                                              Page 13

The value of an Indexed Account at any time is equal to:

    (a)  all allocations and transfers to the Indexed Account; plus
    (b) all Index Increases (including any End of Term Increases) made to the Indexed account; less
    (c)  all amounts transferred or withdrawn from the Indexed Account.

CERTIFICATE VALUE

The Certificate Value at any time is equal to:

    (a)  90% of the Single Premium; plus
    (b)  any Excess Interest Credits; less
    (c)  all amounts withdrawn from the Account; plus
    (d) at the time of any transfer when a Market Value Adjustment applies, the positive or negative amount equal to the Adjusted Certificate Value less the Certificate Value; plus
    (e) interest on the above items (a) through (d) credited annually at a rate of 3% per year.

EXCESS INTEREST CREDITS

On each Reset Date, after making any Index Increase, we will calculate an Excess Interest Credit. The amount of the Excess Interest Credit will be the amount, if any, by which (a) plus (b) exceeds (c), where:

    (a)  is the sum of all Index Increases ever made to the Indexed Account
         Values;
    (b)  is all interest ever credited to the Interest Accounts; and
    (c) is all interest and previous Excess Interest Credits ever credited to the Certificate Value.

                               MARKET VALUE ADJUSTMENT

APPLICATION OF MARKET VALUE ADJUSTMENT

Any surrender, withdrawal, or application to an Annuity Payment Option of an Account Value from an Account with a Term of three years or more is subject to a Market Value Adjustment, unless the effective date of the surrender, withdrawal, or application is within the Window Period for the Account.

Any transfer of an Account Value from an Account with a Term of three years or more is subject to a Market Value Adjustment, unless the effective date of the transfer is:

    (a) within the final year of the Term and the transfer is to an Account with a Term of three or more years; or

MVA(1)/CERT                                                              Page 14

    (b)  within the Transfer Window.

No Market Value Adjustment is ever applicable to Accounts with a Term of less than three years.

EFFECT OF MARKET VALUE ADJUSTMENT

A Market Value Adjustment reflects the change in prevailing current interest rates since the most recent Reset Date. The Market Value Adjustment may be positive or negative.

Generally, if the Treasury Rate for Your Account is lower than the Treasury Rate for new Accounts with a Term equal to the balance of the Term for Your Account, then the application of the Market Value Adjustment will result in the payment of an amount less than the Account Value (or portion thereof) being surrendered, withdrawn, transferred or applied to an Annuity Payment Option.

Similarly, if the Treasury Rate for Your Account is higher than the Treasury Rate for new Accounts with a Term equal to the balance of the Term for Your Account, then the application of the Market Value Adjustment will result in the payment of an amount greater than the Account Value (or portion thereof) being surrendered, withdrawn, transferred or applied to an Annuity Payment Option.

The Market Value Adjustment will be applied before the deduction of any applicable surrender charge or applicable taxes.

MARKET VALUE ADJUSTMENT FACTOR

The Market Value Adjustment is computed by multiplying the amount being surrendered, withdrawn, transferred, or applied to an Annuity Payment Option, by the Market Value Adjustment Factor. However, if You have not previously made a partial withdrawal in the Certificate Year of Your surrender, withdrawal or transfer, the Market Value Adjustment Factor will instead be multiplied by the amount being surrendered, withdrawn or transferred less the partial withdrawal amount defined in the first paragraph of the Partial Withdrawals provision. The Market Value Adjustment Factor is calculated as:

[(1+a)/(1+b)](n/12) - 1

where:

"a" is the Treasury Rate for the Term of Your Account from which the amount is taken;

"b" is the Treasury Rate for a period equal to the time remaining (rounded up to the next whole number of years) to the expiration of the Term for the Account from which the amount is taken; and

"n" is the number of complete months remaining before the expiration of the Term for Your Account from which the amount is taken, times the applicable Scaling Factor from the Certificate Schedule if Your Account is an Indexed Account.

MVA(1)/CERT                                                              Page 15

TREASURY RATES

The Treasury Rate for an Account is the interest rate in the Treasury Constant Maturity Series, as published by the Federal Reserve Board, for a maturity equal to the number of years specified in "a" and "b" above. For "a", We use the Treasury Constant Maturity Series for the week which includes the most recent Determination Date on or preceding the Reset Date for Your Account. For "b", We use the Treasury Constant Maturity Series for the week which includes the most recent Determination Date on or preceding the date of calculation of the Market Value Adjustment Factor. The Determination Dates are the last business day prior to the first and fifteenth of each calendar month.

If the number of years specified in "a" or "b" above is not equal to a maturity in the Treasury Constant Maturity Series, the Treasury Rate will be determined by straight line interpolation between the interest rates of the next highest and next lowest maturities. The one-year rate will be used for any periods equal to or less than twelve (12) months.

If the Treasury Constant Maturity Series becomes unavailable, We will adopt a comparable constant maturity index or, if such a comparable index also is not available, We will replicate calculation of the Treasury Constant Maturity Series Index based on U.S. Treasury Security coupon rates.

                                      TRANSFERS

The value of an Indexed Account may be transferred to another Account only if the effective date is within the Transfer Window. The amount transferred will be equal to the Account Value.

The value of an Interest Account may be transferred to another Account at any time before the Income Date. The amount transferred will be equal to the Account Value with a Market Value Adjustment. However, the Market Value Adjustment will not apply to transfers with an effective date:

    (a) within the final year of the Term where the transfer is to an Account with a Term of three or more years; or

    (b)  within the Transfer Window.

No Market Value Adjustment is ever applicable to Accounts with a Term of less than three years.

The following conditions apply to transfers:

    (a) For a transfer not within the Transfer Window, the Term of the new Account cannot be less than the number of years remaining in the Term of the Account from which value is being transferred, rounded up to the next whole number of years.

    (b) The Term of the new Account cannot be longer than the number of years remaining until the Income Date.



MVA(1)/CERT                                                             PAGE 16

    (c)  Transfer instructions may be made by Written Request or by telephone.

We reserve the right, at any time and without prior notice to any party, to terminate, suspend or modify the transfer privileges described above. We will not be liable for transfers made in accordance with Your instructions.

                             WITHDRAWALS AND SURRENDER

SYSTEMATIC WITHDRAWALS

At any time before the Income Date, You may make withdrawals of interest earnings from the Interest Account subject to Our systematic withdrawal program without incurring a surrender charge or Market Value Adjustment.

PARTIAL WITHDRAWALS

Before the Income Date while the Certificate is In Force, You may, once in each Certificate Year upon Written Request, make a partial withdrawal of an amount no greater than the sum of:

    (a) the Index Increases for any Indexed Accounts in the preceding year from the date of the withdrawal, and

    (b) interest earned by any Interest Accounts in the preceding year from the date of the withdrawal,

but not more than the sum of:

    (c) the Index Increases for any Indexed Accounts since the last partial withdrawal, and

    (d) interest earned by the Interest Accounts since the last partial withdrawal,

without incurring a surrender charge or Market Value Adjustment. However, You may withdraw an amount equal to the Partial Withdrawal Percentage shown on the Certificate Schedule times the Account Value if this is greater.

Surrender charges and Market Value Adjustments will apply to any partial withdrawal amount in excess of the amounts described above or any subsequent partial withdrawal made within the same Certificate Year. Each partial withdrawal must be for an amount not less than the amount shown on the Certificate Schedule. The Account Value which must remain is shown on the Certificate Schedule. The Certificate Schedule also shows any surrender charge.

SURRENDER

Before the Income Date while the Certificate is In Force, You may, upon Written Request, make a


MVA(1)/CERT                                                             PAGE 17
total surrender of the Certificate. Surrendering the Certificate will end it. We will pay You the Account Value during the Window Period. At other times we will pay You the Certificate Withdrawal Value; if You have not previously made a partial withdrawal in the Certificate Year of surrender, any applicable surrender charge and Market Value Adjustment will apply only to the surrender amount in excess of the partial withdrawal amount defined in the first paragraph of the Partial Withdrawals provision.

For a total surrender made at any time after the first Certificate Year, instead of receiving Your surrender benefit in a lump sum, You may request that it be paid to You under an Annuity Option.

For lump sum withdrawal and surrender payments, We may delay payment for up to six months from the date We receive the written request to surrender. This right to delay is required by most states. We will notify you if there is to be a delay.

                                   DEATH PROVISIONS

DEATH OF CERTIFICATE OWNER

These provisions apply if, before the Income Date while the Certificate is In Force, the Certificate Owner or any Joint Certificate Owner dies (whether or not the decedent is also the Annuitant) or the Annuitant dies under a Certificate owned by a non-natural Person. The "designated beneficiary" will control the Certificate after such a death. This "designated beneficiary" will be the first Person among the following who is alive on the date of death: Certificate Owner; Joint Certificate Owner; primary Beneficiary; Contingent Beneficiary; and Certificate Owner's estate. If the Certificate Owner and Joint Certificate Owner are both alive, they shall be the "designated beneficiary" together.

If the decedent was the Certificate Owner or the Annuitant if the Certificate Owner is not a natural person, the "designated beneficiary" may surrender this Certificate within 90 days of the date of death for the greatest of the Account Value, the Certificate Value, and the Certificate Withdrawal Value. For a surrender after 90 days and for a surrender at any time after the death of the Joint Certificate Owner, the Certificate Withdrawal Value is payable instead. If the Certificate is not surrendered, it will stay in force for the time period specified below.

IF THE DECEDENT'S SURVIVING SPOUSE (IF ANY) IS THE SOLE "DESIGNATED BENEFICIARY", the surviving spouse will automatically become the new sole Certificate Owner as of the date of the death. And, if the Annuitant is the decedent, the new Annuitant will be any living Contingent Annuitant, otherwise the surviving spouse. The Certificate may stay in force until another death occurs (i.e., until the death of the Certificate Owner or Joint Certificate Owner). Except for this paragraph, all of "Death Provisions" will apply to that subsequent deat

IN ALL OTHER CASES, the Certificate may stay in force up to five years from the date of death. During this period, the "designated beneficiary" may exercise all ownership rights, including the right to make transfers or partial withdrawals or the right to surrender the Certificate for its Certificate Withdrawal Value. If this Certificate is still in force at the end of the five-year period, We will automatically end


MVA(1)CERT                                                              PAGE 18
it then by paying to the "designated beneficiary" the Certificate Withdrawal Value without the deduction of any applicable surrender charges. If the "designated beneficiary" is not alive then, We will pay any Person(s) named by the "designated beneficiary" in a Written Request; otherwise the "designated beneficiary's" estate.

DEATH OF ANNUITANT

These provisions apply if before the Income Date while the Certificate is In Force, (a) the Annuitant dies, (b) the Annuitant is not an Owner, and (c) the Owner is a natural person. The Certificate will continue In Force after the Annuitant's death. The new Annuitant will be any living Contingent Annuitant, otherwise the Certificate Owner.

PAYMENT OF DEATH BENEFIT

Instead of receiving a lump sum, You or any "designated beneficiary" may by Written Request direct that We pay any benefit of $5,000 or more under an Annuity Option that meets the following: (a) the first payment to the "designated beneficiary" must be made no later than one year after the date of death; (b) payments must be made over the life of the "designated beneficiary" or over a period not extending beyond that person's life expectancy; and (c) any Annuity Option that provides for payments to continue after the death of the "designated beneficiary" will not allow the successor payee to extend the period of time over which the remaining payments are to be made.

                                  ANNUITY PROVISIONS

GENERAL

If the Certificate is In Force on the Income Date, the Annuity Value will be applied under the Annuity Option selected by You. Annuity Payments will be made on a fixed basis.

INCOME DATE

The Income Date is shown on the Certificate Schedule. It is the later of the Certificate Anniversary after the Annuitant's 85th birthday and the tenth Certificate Anniversary.

ANNUITY OPTIONS

The following Annuity Options or any other Annuity Option acceptable to Us may be selected:

A. ANNUITY FOR A FIXED NUMBER OF YEARS: Annuity Payments for a chosen number of years, not less than 5. If the payee dies during the payment period and the Beneficiary does not desire payments to continue for the remainder of the period, he/she may elect to have the present value of the remaining payments commuted and paid in a lump sum.

B. LIFE ANNUITY WITH PERIOD CERTAIN OF 10 YEARS: Annuity Payments during the lifetime of the payee and in any event for 10 years certain. If the payee dies during the guaranteed payment


MVA(1)/CERT                                                             PAGE 19
    period and the Beneficiary does not desire payments to continue for the remainder of the guaranteed period, he/she may elect to have the present value of the guaranteed payments remaining commuted and paid in a lump sum.

C. JOINT AND SURVIVOR ANNUITY: Annuity Payments payable during the joint lifetime of the payee and a designated second natural person and then during the lifetime of the survivor.

A payee may not withdraw or otherwise end an Annuity Option after it begins. Payments will end upon the payee's death unless the Annuity Option provides for payments continuing to a successor payee. No successor payee may extend the period of time over which the remaining payments are to be made.

SELECTION OF AN ANNUITY OPTION

An Annuity Option may be selected by You. If no Annuity Option is selected, Option B will automatically be applied. Prior to the Income Date, You may change the Annuity Option selected by Written Request. Any change must be requested at least 30 days prior to the Income Date.

FREQUENCY AND AMOUNT OF ANNUITY PAYMENTS

Annuity Payments are paid in monthly installments unless quarterly, semi-annual or annual payments are chosen. The Annuity Value is applied to the Annuity Table for the Annuity Option selected. If the Annuity Value is less than $5,000, We reserve the right to make a lump sum payment in lieu of Annuity Payments. If the Annuity Payment would be less than $100, We will reduce the frequency of payments to a longer interval which will result in each payment being at least $100.

ANNUITY PAYMENTS

The Annuity Value is allocated to the General Account and the Annuity is paid as a Fixed Annuity. The Annuity Value will be applied to the applicable Annuity Table contained in the Certificate based upon the Annuity Option You select. The dollar amount of each Annuity Payment for each $1,000 of Annuity Value is shown in the Annuity Tables. After the initial Annuity Payment, the payments will not change regardless of investment, mortality or expense experience.

USING THE TABLES

Tables 2 and 3 are age-dependent. The amount of the first Annuity Payment will be based on an age a specified number of years younger than the person's then-attained age (i.e., age last birthday). This age setback is as follows:



Date of First Payment   1996-1999      2000-2009      2010-2019      2020-2029      2030 or later

Age Setback             1 year         2 years        4 years        5 years        6 years





MVA(1)/CERT                                                             PAGE 20

We will calculate the amount for a payment frequency other than monthly and for any ages not shown in the tables. Upon request, We will tell You any such amount.

BASIS OF CALCULATION

Table 1 is based on interest at 3% per year. Tables 2 and 3 are based on the 1983 Individual Annuity Valuation Tables, weighted 40% male and 60% female, with interest at 3% per year, projected dynamically with Projection Scale G.



       TABLE 1: MONTHLY PAYMENT PAYABLE UNDER OPTION A FOR EACH $1,000 APPLIED

YEARS    PAYMENT   YEARS     PAYMENT   YEARS     PAYMENT   YEARS    PAYMENTS
-----------------------------------------------------------------------------
5       $17.91     12        $8.24     19        $5.73     25       $4.71
6        15.14     13         7.71     20         5.51     26        4.59
7        13.16     14         7.26     21         5.32     27        4.47
8        11.68     15         6.87     22         5.15     28        4.37
9        10.53     16         6.53     23         4.99     29        4.27
10        9.61     17         6.23     24         4.84     30        4.18
11        8.86     18         5.96



       TABLE 2: MONTHLY PAYMENT PAYABLE UNDER OPTION B FOR EACH $1,000 APPLIED

AGE PAYMENT   AGE  PAYMENT   AGE  PAYMENT   AGE  PAYMENT      AGE     PAYMENT
------------------------------------------------------------------------------
30 $3.05      43  $3.46      56  $4.24      69  $5.79         82     $8.24
31  3.07      44   3.50      57   4.32      70   5.96         83      8.41
32  3.09      45   3.55      58   4.41      71   6.13         84      8.57
33  3.12      46   3.60      59   4.51      72   6.31         85      8.72
34  3.15      47   3.65      60   4.61      73   6.50         86      8.85
35  3.18      48   3.70      61   4.71      74   6.69         87      8.97
36  3.21      49   3.76      62   4.82      75   6.88         88      9.08
37  3.24      50   3.82      63   4.94      76   7.08         89      9.18
38  3.27      51   3.88      64   5.07      77   7.28         90      9.27
39  3.31      52   3.94      65   5.20      78   7.48         91      9.34
40  3.34      53   4.01      66   5.34      79   7.68         92      9.40
41  3.38      54   4.08      67   5.48      80   7.87         93      9.46
42  3.42      55   4.16      68   5.63      81   8.06         94      9.50
                                                              95      9.53






MVA(1)/CERT                                                             PAGE 21

        TABLE 3: MONTHLY PAYMENT PAYABLE UNDER OPTION C FOR EACH $1,000 APPLIED

                                 COMBINATION OF AGES


         30      35      40      45      50      55      60      65      70      75      80      85      90    95
30     $2.88   $2.92   $2.95   $2.98   $3.00   $3.01   $3.02   $3.03   $3.04   $3.04   $3.04   $3.05   $3.05   $3.05
35              2.97    3.02    3.06    3.09    3.12    3.14    3.15    3.16    3.17    3.17    3.18    3.18    3.18
40                      3.09    3.15    3.20    3.24    3.27    3.30    3.32    3.33    3.34    3.34    3.34    3.35
45                              3.24    3.31    3.38    3.44    3.48    3.51    3.53    3.54    3.55    3.56    3.56
50                                      3.43    3.53    3.62    3.69    3.74    3.78    3.80    3.82    3.83    3.83
55                                              3.68    3.81    3.93    4.02    4.09    4.13    4.16    4.18    4.19
60                                                      4.01    4.19    4.35    4.47    4.56    4.61    4.65    4.66
65                                                              4.47    4.73    4.94    5.11    5.21    5.28    5.32
70                                                                      5.11    5.48    5.78    6.00    6.13    6.21
75                                                                              6.04    6.57    6.99    7.28    7.46
80                                                                                      7.40    8.16    8.75    9.15
85                                                                                              9.38   10.46   11.29
90                                                                                                     12.18   13.68
95                                                                                                             16.02





MVA(1)/CERT                                                             PAGE 22

                                                           ENDORSEMENTS

                                                     To be inserted only by Us






MVA(1)/CERT                                                              PAGE 23